Exhibit 3.1

FIFTH CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ALLARITY THERAPEUTICS, INC.

Allarity Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), does hereby certify that:

1. This Fifth Certificate of Amendment to Certificate of Incorporation (this “Fifth Amendment”) amends certain provisions of the Corporation’s original Certificate of Incorporation filed with the Secretary of the State of Delaware on April 6, 2021, as amended by that certain Certificate of Amendment filed on August 5, 2021, and as further amended by that Second Certificate of Amendment filed on March 20, 2023, and as further amended by the Third Certificate of Amendment filed on March 23, 2023, and as further amended by the Fourth Certificate of Amendment filed on June 28, 2023 (as amended, the “Certificate of Incorporation”).

2. The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), has duly adopted resolutions approving the amendment set forth in this Fifth Amendment, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and directing that such amendment be considered for stockholder approval at the Special Meeting of Stockholders held on April 1, 2024 (the “Special Meeting”), which meeting was noticed and has been held in accordance with Section 222 of the DGCL.

3. This Fifth Amendment was duly adopted by the affirmative vote of a majority of all of the votes cast on the matter, at the Corporation’s Special Meeting, in accordance with the provisions of Section 242 of the DGCL, Articles FIFTH and TWELFTH of the Certificate of Incorporation and Section 12 of the Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock.

4. Resolutions were duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 9:30 a.m., New York time, on April 9, 2024, or as soon as practicable thereafter, every twenty (20) issued and outstanding shares of the Corporation’s Common Stock, par value $0.0001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.0001 per share, as constituted following such date.

5. The Certificate of Incorporation is hereby amended by deleting the second and third paragraphs of Article FIFTH thereof, and replacing in their entirety the following paragraphs:

“Effective as of 9:30 a.m. on April 9, 2024 (the “Effective Time”), every twenty (20) shares of the Corporation’s common stock, $0.0001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each twenty (20) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, $0.0001 par value per share (the “New Common Stock”), of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Stockholders who hold uncertificated shares of Old Common Stock electronically in “book-entry” form will have their holdings electronically adjusted by the Transfer Agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split and will automatically be adjusted to reflect the New Common Stock.

Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, be converted to Book Entries representing the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified of a share of New Common Stock, with any resulting fractional shares rounded up to the nearest whole share, issued as aforesaid.”

6. Except as set forth in this Fifth Amendment, the Certificate of Incorporation remains in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Fifth Amendment to be duly executed in its name and on its behalf by a duly authorized officer of the Corporation on this 4th day of April, 2024.

By:	/s/ Thomas H. Jensen
Name:	Thomas H. Jensen
Title:	Chief Executive Officer